UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 25, 2010

Allied World Assurance Company Holdings, Ltd
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-32938	98-0481737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

27 Richmond Road, Pembroke, Bermuda,		HM 08
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	441-278-5400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 25, 2010, Allied World Assurance Company Holdings, Ltd ("Holdings") and Allied World Assurance Company, Ltd, a subsidiary of Holdings (the "Company"), entered into a First Amendment to Credit Agreement with respect to each of the Unsecured Credit Agreement and the Secured Credit Agreement (each, as defined herein below). Under these amendments (together, the "First Amendments") Holdings and the Company agreed to amend the existing five-year $800 million senior credit facility comprised of (i) a $400 million unsecured facility for the making of revolving loans and for the issuance of standby letters of credit (the "Unsecured Facility"); and (ii) a $400 million secured facility for the issuance of standby letters of credit (the "Secured Facility", and together with the Unsecured Facility, the "Facilities").

The Facilities were created in 2007 when Holdings and the Company entered into two Credit Agreements, each dated as of November 27, 2007, with the lenders a party thereto, Bank of America, N.A., as syndication agent, and Wachovia Bank, National Association, as administrative agent, fronting bank and letter of credit agent. The Credit Agreement for the Unsecured Facility is referred to herein as the "Unsecured Credit Agreement", the Credit Agreement for the Secured Facility is referred to herein as the "Secured Credit Agreement" and the Unsecured Credit Agreement and the Secured Credit Agreement are each referred to herein as a "Credit Agreement" or collectively as the "Credit Agreements". Borrowings under the Unsecured Credit Agreement may be used for general corporate purposes, including for the issuance of any letters of credit, and the letters of credit issued under the Secured Credit Agreement are generally available to the Company to support its obligations, including those obligations under reinsurance agreements. The material terms and conditions of the Credit Agreements were generally described in Holdings’ Current Report on Form 8-K filed December 3, 2007. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the applicable Credit Agreement.

Among other things, the First Amendments expand the definition of "Base Rate" which appears in each Credit Agreement, to include the one month LIBOR Rate, plus 1.00%. Further, the First Amendments revise the definition of "Hedge Agreement" to include credit default swap, future, cap, collar, hedge, forward rate or other similar agreements or arrangements designed to protect against fluctuations in interest rates, credit spreads and currency exchange rates. Additionally, the First Amendments modify the Credit Agreements’ covenant on Liens, so as to permit the creation of Liens on cash or other investment assets not exceeding $265 million in order to secure Permitted Indebtedness in connection with a Hedge Agreement. Lastly, the First Amendments permit Holdings and the Company to liquidate, dissolve or wind-up and Subsidiary if such Subsidiary owns no more than a nominal amount of assets, has no more than a nominal amount of liabilities and does not conduct, transact or otherwise engage in any business or operations, and so long as such action is not materially disadvantageous to the Lenders.

As previously disclosed, certain of the Lenders and their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services to Holdings and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing description of the First Amendments are qualified in their entirety by reference to the respective agreements filed herewith, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included pursuant to Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Ex. No. - Description
-------- - ---------------------
10.1 - First Amendment to Credit Agreement, dated as of February 25 ,2010, by and among Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company, Ltd, the lenders a party thereto and Wachovia Bank, National Association, as administrative agent, fronting bank under the Unsecured Senior Revolving Credit Facility.

10.2 - First Amendment to Credit Agreement, dated as of February 25, 2010, by and among Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company, Ltd, the lenders a party thereto and Wachovia Bank, National Association, as administrative agent, fronting bank under the Senior Secured Letter of Credit Facility.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied World Assurance Company Holdings, Ltd

March 3, 2010	By:	/s/ Wesley D. Dupont

Name: Wesley D. Dupont
Title: Executive Vice President, General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated as of February 25, 2010, by and among Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company, Ltd, the lenders a party thereto and Wachovia Bank, National Association, as administrative agent, fronting bank under the Unsecured Senior Revolving Credit Facility.
10.2	First Amendment to Credit Agreement, dated as of February 25, 2010, by and among Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company, Ltd, the lenders a party thereto and Wachovia Bank, National Association, as administrative agent, fronting bank under the Senior Secured Letter of Credit Facility.